                                                                  EXHIBIT (a)(7)

                       PEGASUS COMMUNICATIONS CORPORATION

    Notice of Acceptance of Tendered Shares and Expiration of Exchange Offer

     to Holders of 12 3/4% Series A Cumulative Exchangeable Preferred Stock

                      of Pegasus Communications Corporation

            (CUSIP Nos. 705904209 and HAF904205 (fractional shares))


                                February 21, 2001

         Pegasus Communications Corporation hereby notifies holders of its 12 3/4% Series A Cumulative Exchangeable Preferred Stock (the "Series A Preferred Stock") that as of February 21, 2001, all outstanding Series A Preferred Stock has been tendered in the exchange offer (as defined in Pegasus Communications Corporation's Offering Memorandum and Consent Solicitation Statement dated December 19, 2000). Pegasus has given notice to the exchange agent of its acceptance of all of the tendered Series A Preferred Stock. The exchange offer expired today without further extension.

Dated:  February 21, 2001